Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100
www.cohu.com

Cohu Appoints Andy Mattes to its Board of Directors

POWAY, Calif., October 31, 2022 -- Cohu, Inc. (NASDAQ: COHU), a global supplier of equipment and services optimizing semiconductor manufacturing yield and productivity, today announced that Andreas (“Andy”) W. Mattes has been appointed to the Cohu Board of Directors, effective November 1, 2022. Mr. Mattes will also serve on the Compensation Committee.

Mr. Mattes brings to Cohu’s Board of Directors extensive experience as a global technology CEO and business executive with more than 30 years of management experience. He most recently served as President and CEO of Coherent, Inc., where he operationally transformed the company and led its $6.6 billion acquisition by II-VI Incorporated in July 2022. Prior to Coherent, Mr. Mattes was a Senior Advisor at McKinsey & Company, where he focused on advising international businesses on high-impact transformations, agile change and positioning companies for growth. Prior to that, he served as President and CEO of Diebold Nixdorf, Incorporated, a multinational financial and retail technology company. Under Mr. Mattes’ leadership, Diebold Nixdorf became the largest ATM provider worldwide, through a re-shifting of the company's focus to services and software along with the successful execution of one of the largest US-German cross-border corporate mergers. Previously, he spent more than five years in executive leadership positions at Hewlett Packard, including leading worldwide sales for the technology solutions group and running the Americas enterprise services business. He spent the first 20 years of his career at Siemens AG culminating in his role as CEO of Siemens Communications Inc., USA. Mr. Mattes also serves on the board of Velodyne Lidar, Inc. (NASDAQ: VLDR), a lidar solutions provider for industrial, robotics, automotive, mapping and security markets.

“We are pleased to add Andy to Cohu’s Board of Directors. He brings public company CEO experience with a proven track record in running and growing global technology enterprises, including systems hardware, software and services businesses across several industries. We look forward to drawing upon his impressive strategic experience and leadership skills,” said James A. Donahue, Chairperson of the Board.

About Cohu:

Cohu (NASDAQ: COHU) is a global technology leader supplying test, automation, inspection and metrology products and services to the semiconductor industry. Cohu’s differentiated and broad product portfolio enables optimized yield and productivity, accelerating customers’ manufacturing time-to-market. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106